October 2015
Free Writing Prospectus filed pursuant to Rule 433 dated October 1, 2015
Registration Statement No. 333-198735
STRUCTURED INVESTMENTS
Opportunities in International Equities
The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Principal at Risk Securities

The Performance Leveraged Upside SecuritiesSM (PLUS) are notes issued by The Goldman Sachs Group, Inc. The PLUS do not bear interest. The amount that you will be paid on your PLUS on the stated maturity date (expected to be January 19, 2017) is based on the performance of the EURO STOXX 50® Index as measured from the pricing date (expected to be October 16, 2015) to and including the valuation date (expected to be January 16, 2017). If the final index value (the index closing value on the valuation date) is greater than the initial index value (set on the pricing date), the return on your PLUS will be positive and equal to the product of the leverage factor of 300% multiplied by the index percent increase (the percentage increase in the final index value from the initial index value), subject to the maximum payment at maturity of $12.135 per PLUS. If the final index value is less than the initial index value, you will lose a portion of your investment. The PLUS are for investors willing to forgo interest payments and risk losing their entire investment for the potential to earn 300% of any positive return of the underlying index, subject to the maximum payment at maturity.

On the stated maturity date, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•                  if the final index value is greater than the initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 3.00 times (c) index percent increase, subject to the maximum payment at maturity; or

•                  if the final index value is equal to or less than the initial index value, the product of (i) $10 times (ii) the quotient of (a) the final index value divided by (b) the initial index value.

SUMMARY TERMS
Issuer:	The Goldman Sachs Group, Inc.
Stated maturity date:	expected to be January 19, 2017
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$
Payment at maturity:

If final index value is greater than initial index value,
$10 + leveraged upside payment, subject to the maximum payment at maturity
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is equal to or less than initial index value,
$10 × index performance factor
This amount will be equal to or less than the stated principal amount of $10 and could be zero.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value - initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	expected to be January 16, 2017, subject to postponement for non-index business days and market disruption events
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$12.135 per PLUS (121.35% of the stated principal amount)
Estimated value range:	$9.50 and $9.80. See the following page for more information.

The PLUS are unsecured obligations of The Goldman Sachs Group, Inc. Your investment in the PLUS   involves certain risks, including, among other things, our credit risk. See page PS-9. You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

Original issue date:	October , 2015	Original issue price:	100.00% of the principal amount
Underwriting discount:	2.35% of the principal amount	Net proceeds to the issuer:	97.65% of the principal amount

Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.225, or 2.25% of the principal amount, for each PLUS they sell. It has informed us that it intends to internally allocate $0.050 of the selling concession, or 0.50% of the principal amount, for each PLUS as a structuring fee. Goldman, Sachs & Co. will receive an underwriting discount of $0.01, or 0.10% of the principal amount, for each PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

The issue price, underwriting discount and net proceeds listed on the cover page relate to the PLUS we sell initially. We may decide to sell additional PLUS after the date of this document, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in PLUS will depend in part on the issue price you pay for such PLUS.

ADDITIONAL SUMMARY TERMS
Stated principal amount/Original issue price:	$10 per PLUS / 100% of the principal amount
Pricing date:	October , 2015 (expected to price on or about October 16, 2015)

Original issue date:	October , 2015 (3 business days after the pricing date)

CUSIP / ISIN:	38148X415 / US38148X4152
Listing:	The PLUS will not be listed on any securities exchange
Underwriter:	Goldman, Sachs & Co.

Estimated Value of Your PLUS

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified in the table above (per $10 principal amount), which is less than the original issue price. The value of your PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $   per $10 principal amount, which exceeds the estimated value of your PLUS as determined by reference to these models. The amount of the excess will decline on a straight line basis over a       day period from the pricing date.

About Your PLUS

We have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 4129 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 4129 and any other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 4129 if you so request by calling (212) 357-4612.

The PLUS are notes that are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. (Registration Statement No. 333-198735). This document should be read in conjunction with the following:

•                  General terms supplement no. 4129 dated September 25, 2015

•                  Prospectus supplement dated September 15, 2014

•                  Prospectus dated September 15, 2014

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

We refer to the PLUS we are offering by this document as the “offered PLUS” or the “PLUS”. Each of the offered PLUS, including your PLUS, has the terms described in this document. Please note that in this document, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. and references to the “accompanying general terms supplement no. 4129” mean the accompanying general terms supplement no. 4129, dated September 25, 2015, of The Goldman Sachs Group, Inc.

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017 (the “PLUS”) can be used:

•    As an alternative to direct exposure to the underlying index that enhances returns for a limited range of positive performance of the underlying index, subject to the maximum payment at maturity.

•    To potentially outperform the underlying index with respect to moderate increases in the underlying index from the initial index value to the final index value

However, you will not receive dividends on the stocks comprising the underlying index (the “underlying index stocks”) or any interest payments on your PLUS.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	Approximately 1 year and 3 months

Payment at maturity:

•                  If final index value is greater than initial index value, $10 + leveraged upside payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

•                  If final index value is equal to or less than initial index value, $10 × index performance factor. This amount will be equal to or less than the stated principal amount of $10 and could be zero.

Leverage factor:	300% (applicable only if the final index value is greater than the initial index value)

Maximum payment at maturity:	$12.135 per PLUS (121.35% of the stated principal amount)

Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.

Interest:	None

Redemption:	None. The PLUS will not be subject to redemption right or price dependent redemption right.

Key Investment Rationale

The PLUS offer leveraged exposure to a limited range of positive performance of the EURO STOXX  50® Index. In exchange for enhanced performance of 300.00% of the appreciation of the underlying index, investors forgo performance above the maximum payment at maturity of $12.135 per

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PLUS. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity of $12.135 per PLUS. However, if the underlying index has depreciated in value, investors will lose 1.00% for every 1.00% decline in the index value to the valuation date of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors will not receive dividends on the underlying index stocks or any interest payments on the PLUS and investors may lose their entire initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of The Goldman Sachs Group, Inc.

Leveraged Performance

The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a limited range of positive performance. However, investors will not receive dividends on the underlying index stocks or any interest payments on the PLUS.

Upside Scenario

The underlying index increases in value. In this case, you receive a full return of principal as well as 300% of the increase in the value of the underlying index, subject to the maximum payment at maturity of $12.135 per PLUS (121.35% of the stated principal amount). For example, if the final index value is 2.00% greater than the initial index value, the PLUS will provide a total return of 6.00% at maturity.

Par Scenario	The final index value is equal to the initial index value. In this case, you receive the stated principal amount of $10 at maturity.
Downside Scenario

The underlying index declines in value. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index to the valuation date of the PLUS. For example, if the final index value is 30.00% less than the initial index value, the PLUS will provide at maturity a loss of 30.00% of principal. In this case, you receive $7.00 per PLUS, or 70.00% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS

Leverage factor:	300%

Maximum payment at maturity:	$12.135 per PLUS (121.35% of the stated principal amount)

Minimum payment at maturity:	None

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PLUS Payoff Diagram

200%
150%
100%
50%
0%
Hypothetical Payment at Maturity Amount as % of Face Amount
121.35%
Leveraged Performance
PLUS Performance
Underlying Index Performance
107.117%
121.35%
0%
25%
50%
75%
100%
125%
150%
175%
200%
Hypothetical Final Index Level as % of Initial Index Level

How it works

▪            Upside Scenario. If the final index value is greater than the initial index value, the investor would receive the $10 stated principal amount plus 300% of the appreciation of the underlying index from the pricing date to the valuation date of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, the investor will realize the maximum payment at maturity at a final index value of approximately 107.117% of the initial index value.

▪	If the underlying index appreciates 2.00%, the investor would receive a 6.00% return, or $10.60 per PLUS.

▪	If the underlying index appreciates 10.00%, the investor would receive only the maximum payment at maturity of $12.135 per PLUS, or 121.35% of the stated principal amount.

▪                      Par Scenario. If the final index value is equal to the initial index value, the investor would receive the $10 stated principal amount per PLUS.

▪                      Downside Scenario. If the final index value is less than the initial index value, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlying index. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪   If the underlying index depreciates 30.00%, the investor would lose 30.00% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70.00% of the stated principal amount.

Additional Hypothetical Examples

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and merely is intended to illustrate the impact that the various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final index values that are entirely hypothetical; the index closing value on any day throughout the life of the PLUS, including the final index value on the valuation date, cannot be predicted. The underlying index has been highly volatile in the past — meaning that the index closing value has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlying index and our creditworthiness. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Stated principal amount	$10

Leverage factor	300.00%

Maximum payment at maturity	$12.135 per PLUS

Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which the underlying index publisher calculates the underlying index

PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

Moreover, we have not yet set the initial index value that will serve as the baseline for determining the amount that we will pay on your PLUS, if any, at maturity. We will not do so until the pricing date. As a result, the actual initial index value may differ substantially from the index closing value prior to the pricing date.

For these reasons, the actual performance of the underlying index over the life of your PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this document. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below. Before investing in the offered PLUS, you should consult publicly available information to determine the values of the underlying index between the date of this document and the date of your purchase of the offered PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your PLUS, tax liabilities could affect the after-tax rate of return on your PLUS to a comparatively greater extent than the after-tax return on the underlying index stocks.

The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

stated principal amount of a PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a PLUS, based on the corresponding hypothetical final index value and the assumptions noted above.

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	121.350%
125.000%	121.350%
110.000%	121.350%
107.117%	121.350%
105.000%	115.000%
103.000%	109.000%
101.000%	103.000%
100.000%	100.000%
75.000%	75.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your PLUS at maturity would be 25.000% of the stated principal amount of your PLUS, as shown in the table above. As a result, if you purchased your PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final index value were determined to be zero, you would lose your entire investment in the PLUS. In addition, if the final index value were determined to be 150.000% of the initial index value, the payment at maturity that we would deliver on your PLUS at maturity would be limited to the maximum payment at maturity, or 121.350% of each $10 principal amount of your PLUS, as shown in the table above. As a result, if you held your PLUS to the stated maturity date, you would not benefit from any increase in the final index value of greater than approximately 107.117% of the initial index value.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your PLUS on the stated maturity date or at any other time, including any time you may wish to sell your PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered PLUS. The hypothetical payments at maturity on PLUS held to the stated maturity date in the examples above assume you purchased your PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your PLUS. The return on your investment (whether positive or negative) in your PLUS will be affected by the amount you pay for your PLUS. If you purchase your PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the PLUS or the U.S. federal income tax treatment of the PLUS, as described elsewhere in this document.

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

We cannot predict the actual final index value or what the market value of your PLUS will be on any particular index business day, nor can we predict the relationship between the index closing value and the market value of your PLUS at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered PLUS will depend on the actual initial index value, which we will set on the pricing date, and the actual final index value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your PLUS, if any, on the stated maturity date may be very different from the information reflected in the table above.

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in your PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus dated September 15, 2014, in the accompanying prospectus supplement dated September 15, 2014, and under “Risk Factors Specific to the PLUS” in the accompanying general terms supplement no. 4129 dated September 25, 2015. You should carefully review these risks and considerations as well as the terms of the PLUS described herein and in the accompanying prospectus dated September 15, 2014, as supplemented by the accompanying prospectus supplement dated September 15, 2014 and the accompanying general terms supplement no. 4129 dated September 25, 2015 of The Goldman Sachs Group, Inc. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your PLUS are linked. You should carefully consider whether the offered PLUS are suited to your particular circumstances.

Your PLUS Do Not Bear Interest

You will not receive any interest payments on your PLUS. As a result, even if the payment at maturity payable for your PLUS on the stated maturity date exceeds the stated principal amount of your PLUS, the overall return you earn on your PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the PLUS

You can lose your entire investment in the PLUS. The cash payment on your PLUS, if any, on the stated maturity date will be based on the performance of the EURO STOXX 50® Index as measured from the initial index value set on the pricing date to the index closing value on the valuation date. If the final index value is less than the initial index value, you will lose 1.00% of the stated principal amount of your PLUS for every 1.00% decline in the index value over the term of the PLUS. Thus, you may lose your entire investment in the PLUS.

Also, the market price of your PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your PLUS. Consequently, if you sell your PLUS before the stated maturity date, you may receive far less than the amount of your investment in the PLUS.

An Investment in the Offered PLUS Is Subject to Risks Associated with Foreign Securities

The value of your PLUS is linked to an underlying index that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

The PLUS Are Subject to the Credit Risk of the Issuer

Although the return on the PLUS will be based on the performance of the underlying index, the payment of any amount due on the PLUS is subject to our credit risk. The PLUS are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Potential for the Value of Your PLUS to Increase Will Be Limited

Your ability to participate in any change in the value of the underlying index over the life of your PLUS will be limited because of the maximum payment at maturity of $12.135 per PLUS (121.35% of the stated principal amount). The maximum payment at maturity will limit the payment at maturity you may receive for each of your PLUS, no matter how much the value of the underlying index may rise over the life of your PLUS. Although the leverage factor provides 300.00% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 121.35% of the stated principal amount per PLUS, any increase in the final index value over the initial index value by more than approximately 7.117% of the initial index value will not further increase the return on the PLUS. Accordingly, the amount payable for each of your PLUS may be significantly less than it would have been had you invested directly in the underlying index.

The Return on Your PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

We refer to the stocks that are included in the underlying index as underlying index stocks. The underlying index publisher calculates the level of the underlying index by reference to the prices of its underlying index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your PLUS will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuer. See “—Investing in the PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

The original issue price for your PLUS exceeds the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors. The price at which GS&Co. would initially buy or sell your PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period set forth above under “Estimated Value of Your PLUS”. Thereafter, if GS&Co. buys or sells your PLUS it will do so at prices that reflect the estimated value

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured PLUS.

In estimating the value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your PLUS.

In addition to the factors discussed above, the value and quoted price of your PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your PLUS, including the price you may receive for your PLUS in any market making transaction. To the extent that GS&Co. makes a market in the PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the PLUS. See “— Your PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your PLUS Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date

The final index value will be based on the index closing value on the valuation date (subject to adjustment as described elsewhere in this document). Therefore, if the index closing value dropped precipitously on the valuation date, the payment at maturity for your PLUS may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such drop in the value of the underlying index. Although the actual value of the underlying index on the stated maturity date or at other times during the life of your PLUS may be higher than the final index value, you will not benefit from the index closing value at any time other than on the valuation date.

The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your PLUS, we mean the value that you could receive for your PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your PLUS, including:

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

•      the value of the underlying index;

•      the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying index;

•      the dividend rates of the underlying index stocks;

•      economic, financial, legislative, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the underlying index, and which may affect the index closing value of the underlying index;

•      interest rates and yield rates in the market;

•      the time remaining until your PLUS mature; and

•      our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your PLUS before maturity, including the price you may receive for your PLUS in any market making transaction. If you sell your PLUS before maturity, you may receive less than the principal amount of your PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered PLUS or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this document.

Your PLUS May Not Have an Active Trading Market

Your PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your PLUS. Even if a secondary market for your PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your PLUS in any secondary market could be substantial.

If the Value of the Underlying Index Changes, the Market Value of Your PLUS May Not Change in the Same Manner

The price of your PLUS may move quite differently than the performance of the underlying index. Changes in the value of the underlying index may not result in a comparable change in the market value of your PLUS. Even if the value of the underlying index increases above the initial index value during some portion of the life of the PLUS, the market value of your PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS

Goldman Sachs expects to hedge The Goldman Sachs Group, Inc.’s obligations under the PLUS by purchasing futures and/or other instruments linked to the underlying index. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index or the stocks underlying the underlying index, which we refer to as underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the PLUS with unaffiliated distributors of the PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying index or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the PLUS or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the PLUS; hedging the exposure of Goldman Sachs to the PLUS including any interest in the PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the PLUS.

Any of these hedging or other activities may adversely affect the value of the underlying index — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your PLUS and the amount we will pay on your PLUS, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the PLUS, and may receive substantial returns on hedging or other activities while the value of your PLUS declines. In addition, if the distributor from which you purchase PLUS is to conduct hedging activities in connection with the PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the PLUS to you in addition to the compensation they would receive for the sale of the PLUS.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your PLUS, or similar or linked to the underlying index or underlying index stocks. Investors in the PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the PLUS for liquidity, research coverage or otherwise.

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the PLUS

The policies of the underlying index publisher concerning the calculation of the value of the underlying index, additions, deletions or substitutions of underlying index stocks comprising the underlying index and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying index, could affect the value of the underlying index and, therefore, the payment at maturity and the market value of your PLUS before the stated maturity date. The payment at maturity and the market value of your PLUS could also be affected if the underlying index publisher changes these policies, for example, by changing the manner in which it calculates the underlying index value or if the underlying index publisher discontinues or suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your PLUS. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing value of the underlying index on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the underlying index value on any trading day or the valuation date and the payment at maturity more fully under “Specific Terms of Your PLUS — Discontinuance or Modification of the Underlying Index” and “— Role of Calculation Agent” on page S-27 of the accompanying general terms supplement no. 4129.

Investing in the PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your PLUS is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your PLUS will have any rights with respect to the underlying index stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your PLUS will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the PLUS subsequent to the date of this document. The issue price of the PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this document.

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the PLUS. If you purchase PLUS at a price that differs from the stated principal amount of the PLUS, then the return on your investment in such PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on PLUS purchased at stated principal amount. If you purchase your PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the PLUS will be lower than it would have been had you purchased the PLUS at stated principal amount or a discount to stated principal amount.

Your PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your PLUS. Among other things, the Internal Revenue Service may decide

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such PLUS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such PLUS. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-90 of the accompanying general terms supplement no. 4129. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-90 of the accompanying general terms supplement no. 4129 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your PLUS.

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Underlying Index

The EURO STOXX 50® Index is a capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX Limited. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The value of the EURO STOXX 50® Index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index may be obtained from the STOXX Limited website: http://www.stoxx.com. We are not incorporating by reference the website or any material it includes in this document.

The top ten constituent stocks of the EURO STOXX 50® Index as of September 28, 2015, by weight, are: Sanofi (5.11%), Bayer AG (4.76%), Total S.A. (4.74%), Anheuser-Busch InBev N.V. (3.75%), Banco Santander S.A. (3.36%), Daimler AG (3.21%), Allianz SE (3.18%), Siemens AG (3.09%), BASF SE (3.08%) and BNP Paribas S.A. (2.86%); constituent weights may be found at http://www.stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.

As of September 28, 2015, the sixteen industry sectors which comprise the EURO STOXX 50® Index represent the following weights in the index: Automobiles & Parts (5.25%), Banks (17.97%), Chemicals (9.61%), Construction & Materials (2.49%), Food & Beverage (5.44%), Health Care (7.58%), Industrial Goods & Services (9.44%), Insurance (7.77%), Media (1.22%), Oil & Gas (6.58%), Personal & Household Goods (6.65%), Real Estate (1.14%), Retail (2.27%), Technology (5.26%), Telecommunications (6.34%) and Utilities (4.98%); industry weightings may be found at http://www.stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of September 28, 2015, the seven countries which comprise the EURO STOXX 50® Index represent the following weights in the index: Belgium (3.75%), Finland (1.09%), France (37.39%), Germany (30.65%), Italy (8.15%), Netherlands (7.61%) and Spain (11.37%); country weightings may be found at http://www.stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.

The above information supplements the description of the underlying index found in the accompanying general terms supplement no. 4129. This information was derived from information prepared by the underlying index publisher, however, the percentages we have listed above are approximate and may not match the information available on the underlying index publisher’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underlying Indices — EURO STOXX 50® Index” on page S-70 of the accompanying general terms supplement no. 4129.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the underlying index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

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The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Index Closing Values

The index closing value has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your PLUS.

You should not take the historical index closing values as an indication of the future performance of the underlying index. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in your receiving an amount greater than the outstanding principal amount of your PLUS on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. The actual performance of the underlying index over the life of the offered PLUS, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of the EURO STOXX 50® Index for each of the four calendar quarters in 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014 and 2015 (through September 30, 2015). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Values of the EURO STOXX 50® Index

	High	Low	Period End
2007
Quarter ended March 31	4,272.32	3,906.15	4,181.03
Quarter ended June 30	4,556.97	4,189.55	4,489.77
Quarter ended September 30	4,557.57	4,062.33	4,381.71
Quarter ended December 31	4,489.79	4,195.58	4,399.72
2008
Quarter ended March 31	4,339.23	3,431.82	3,628.06
Quarter ended June 30	3,882.28	3,340.27	3,352.81
Quarter ended September 30	3,445.66	3,000.83	3,038.20
Quarter ended December 31	3,113.82	2,165.91	2,447.62
2009
Quarter ended March 31	2,578.43	1,809.98	2,071.13
Quarter ended June 30	2,537.35	2,097.57	2,401.69
Quarter ended September 30	2,899.12	2,281.47	2,872.63
Quarter ended December 31	2,992.08	2,712.30	2,964.96
2010
Quarter ended March 31	3,017.85	2,631.64	2,931.16
Quarter ended June 30	3,012.65	2,488.50	2,573.32
Quarter ended September 30	2,827.27	2,507.83	2,747.90
Quarter ended December 31	2,890.64	2,650.99	2,792.82
2011
Quarter ended March 31	3,068.00	2,721.24	2,910.91
Quarter ended June 30	3,011.25	2,715.88	2,848.53
Quarter ended September 30	2,875.67	1,995.01	2,179.66
Quarter ended December 31	2,476.92	2,090.25	2,316.55
2012
Quarter ended March 31	2,608.42	2,286.45	2,477.28
Quarter ended June 30	2,501.18	2,068.66	2,264.72

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

	High	Low	Period End
Quarter ended September 30	2,594.56	2,151.54	2,454.26
Quarter ended December 31	2,659.95	2,427.32	2,635.93
2013
Quarter ended March 31	2,749.27	2,570.52	2,624.02
Quarter ended June 30	2,835.87	2,511.83	2,602.59
Quarter ended September 30	2,936.20	2,570.76	2,893.15
Quarter ended December 31	3,111.37	2,902.12	3,109.00
2014
Quarter ended March 31	3,172.43	2,962.49	3,161.60
Quarter ended June 30	3,314.80	3,091.52	3,228.24
Quarter ended September 30	3,289.75	3,006.83	3,225.93
Quarter ended December 31	3,277.38	2,874.65	3,146.43
2015
Quarter ended March 31	3,731.35	3,007.91	3,697.38
Quarter ended June 30	3,828.78	3,424.30	3,424.30
Quarter ended September 30	3,686.58	3,019.34	3,100.67

The graph below shows the daily historical index closing values from January 1, 2007 through September 30, 2015. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 4129. This document supersedes any conflicting provisions of the accompanying general terms supplement no. 4129.

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publisher:	STOXX Limited
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of maturity date:	As described under “Supplemental Terms of the PLUS — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 4129
Specified currency:	U.S. dollars (“$”)
Index closing value:	As described under “Supplemental Terms of the PLUS — Special Calculation Provisions — Closing Value” on page S-31 of the accompanying general terms supplement no. 4129
Business day:	As described under “Supplemental Terms of the PLUS — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 4129
Index business day:	As described under “Supplemental Terms of the PLUS — Special Calculation Provisions — Underlying Business Day” on page S-30 of the accompanying general terms supplement no. 4129
FDIC:	The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Tax considerations:

You will be obligated pursuant to the terms of the PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each PLUS for all tax purposes as a pre-paid derivative contract in respect of the underlying index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-90 of the accompanying general terms supplement no. 4129. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your PLUS, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your PLUS. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the PLUS will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the PLUS (including payment at maturity) made before January 1, 2019.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-88 of the accompanying general terms supplement no. 4129
ERISA:	As described under “Employee Retirement Income Security Act” on page S-97 of the accompanying general terms supplement no. 4129

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-98 of the accompanying general terms supplement no. 4129 and “Plan of Distribution — Conflicts of Interest” on page 117 of the accompanying prospectus; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $  .

The Goldman Sachs Group, Inc. will sell to GS&Co., and GS&Co. will purchase from The Goldman Sachs Group, Inc., the aggregate stated principal amount of the offered PLUS specified on the front cover of this document. GS&Co. proposes initially to offer the PLUS to the public at the original issue price set forth on the cover page of this document. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.225, or 2.25% of the principal amount, for each PLUS they sell. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.050 of the selling concession, or 0.50% of the principal amount, for each PLUS as a structuring fee. Goldman, Sachs & Co. will receive an underwriting discount of $0.01, or 0.10% of the principal amount, for each PLUS. GS&Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the PLUS against payment therefor in New York, New York on October     , 2015, which is expected to be the third scheduled business day following the date of this document and of the pricing of the PLUS.

We have been advised by GS&Co. that it intends to make a market in the PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

About Your PLUS:

We have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 4129 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 4129 and any other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 4129 if you so request by calling (212) 357-4612.

The PLUS are notes that are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. (Registration Statement No. 333-198735). This document should be read in conjunction with the following:

•                  General terms supplement no. 4129 dated September 25, 2015

•                  Prospectus supplement dated September 15, 2014

•                  Prospectus dated September 15, 2014

October 2015

The Goldman Sachs Group, Inc.

PLUS Based on the Value of the EURO STOXX 50® Index due January 19, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

October 2015

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying general terms supplement no. 4129, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document, the accompanying general terms supplement no. 4129, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document, the accompanying general terms supplement no. 4129, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

The Goldman Sachs

Group, Inc.

PLUS Based on the Value of the EURO STOXX 50®Index due
January 19, 2017

Principal at Risk Securities

Goldman, Sachs & Co.

October 2015